Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DATA VOICE NETWORKS, INC.

DATA VOICE NETWORKS, INC., a corporation organized and existing under and by virtue of General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is Data Voice Networks, Inc.

SECOND: The amendment to the Certificate of Incorporation to be effected is as follows:

Article First of the Certificate of Incorporation, relating to the name of the Corporation is amended to read as follows:

“1. Name: The name of the corporation is: PAETEC Integrated Solutions Group, Inc.”

THIRD: The Amendment set forth herein was duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent as permitted under the Bylaws and Section 141(f) of the General Corporation Law, and by the written consent of the stockholder having a majority of the votes entitled to be cast, in accordance with Section 228 of the General Corporation Law.

FOURTH: This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF the undersigned, a duly authorized officer of the Corporation, has executed this Certificate on January 23, 2004.

DATA VOICE NETWORKS, INC.

/s/ Daniel J. Venuti
Daniel J. Venuti
Secretary

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 02/05/2004 FILED 11:00 AM 02/05/2004
SRV 040082361 – 3195967 FILE